QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 33-94636, No. 33-92256, No. 33-92258, No. 333-41948, No. 333-43049 and No. 333-102262 pertaining to the Ultimate Electronics, Inc. 401(k) Retirement Savings Plan, the Non-employee Director Stock Option Plan, the Employee Stock Purchase Plan, the 1997 Equity Incentive Plan, and the 2000 Equity Incentive Plan, respectively, of Ultimate Electronics, Inc. of our report dated March 12, 2003 except for Notes 2 and 13, as to which the dates are March 20, 2003 and April 7, 2003, respectively, with respect to the consolidated financial statements and schedule of Ultimate Electronics, Inc., included in the Annual Report (Form 10-K) for the year ended January 31, 2003.

                      /s/ Ernst & Young

Denver, Colorado
May 15, 2003

QuickLinks

  EXHIBIT 23.1